Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

October 21, 2009

BARCLAYS CAPITAL

INTEREST RATE LINKED STRUCTURED NOTES

INTEREST RATE LINKED STRUCTURED NOTES

Contents

INTEREST RATES—DEFINITIONS 01

TRADITIONAL FIXED AND FLOATING RATE NOTES 02

STRUCTURED NOTES 02

CPI FLOATER 05

CALLABLE RANGE ACCRUAL NOTE 07

NON-INVERSION NOTE 09

LEVERAGED STEEPENER 11

CALLABLE CAPPED FLOATER 13

CALLABLE INVERSE FLOATER 15

This document is intended as educational material for Interest Rate Linked Structured Notes. The examples laid out are only to illustrate the payouts of the structured notes and are in no way representative of actual pricing.

Investing in structured notes involves a number of risks. see “risk Considerations” beginning on page 17 of this free writing prospectus, and “risk Factors” in the MTN Prospectus supplement dated September 14, 2009.

Please review the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

INTEREST RATE LINKED STRUCTURED NOTES

THE HIGHLY DYNAMIC ENVIRONMENT of today’s financial markets creates new opportunities and challenges for investors. As a result, investors are looking for innovative ideas and creative solutions to mitigate risk and maximize return in their portfolios. A growing number of investors are seeking different, sophisticated strategies that could help them meet their financial goals. There is an increasing need for efficient financial products that may allow investors to realize higher yields, reduce their risk exposure and gain access to a wider range of asset classes, such as international equities, commodities, foreign currencies and various market indices. Due to this growing need, Structured Investments have become a key driver in today’s global markets.

Interest Rates – Definitions

Consumer Price Index (CPI): The Consumer Price Index is an economic indicator calculated monthly by the US Bureau of Labor Statistics; the index measures the cost of a stable basket of goods and services. Growth in the CPI is the most commonly cited measure of price inflation.

Federal Funds Rate: The Federal (“Fed”) Funds Rate is the interest rate at which depository institutions (including banks) lend funds to each other at the Federal Reserve, typically overnight.

Interest Rate Swap: An Interest Rate Swap is an agreement between two parties where one stream of future interest payments is exchanged for another based on a specified principal amount. Interest Rate Swaps often exchange a fixed payment for a payment that is linked to a variable interest rate (most often LIBOR).

London Interbank Offered Rate (LIBOR): LIBOR is the interest rate at which banks lend funds to each other in the London Interbank Market. LIBOR is the most common benchmark used for short-term interest rates.

Swap Rates / Constant Maturity Swap Rate (CMS): The Swap Rate is the current fixed rate offered in exchange for the floating LIBOR Rate for a given maturity. Constant Maturity Swap Rates are fixings that reflect the market swap rate for a given maturity and date.

Treasuries: Treasuries are bonds issued by the United States Department of the Treasury. Treasuries are backed by the full faith and credit of the US Government and are consequently presumed to carry minimal default risk.

Treasury Rates / Constant Maturity Treasury Series Rates (CMT): Treasury Rates are the market level (in terms of yield) on actively traded Treasuries in the secondary market. Constant Maturity Treasury Series Rates are fixings that reflect the closing Treasury Rate for a given maturity and date.

Yield Curve: The yield curve is the relation between interest rates and time to maturity. Yield curves typically depict either Swap or Treasury Rates. Yield curve shapes generally respond to changes in overall economic growth, inflation, credit risk, and liquidity as supply and demand changes for rates of different maturities.

INTEREST RATE LINKED STRUCTURED NOTES

Traditional Fixed and Floating Rate Notes

Investors typically gain exposure to fixed income products through traditional fixed rate and floating rate notes. Fixed rate notes pay a periodic and predetermined fixed rate of interest over the life of the note, and the original principal invested is returned at maturity, subject to issuer credit risk. The rate of interest on a fixed rate note is a function of the creditworthiness of the issuer, prevailing interest rates and the time to maturity of the note. Investors in traditional fixed rate notes are exposed to both the credit of the issuer and the prevailing level of interest rates. Unlike fixed rate notes, traditional floating rate notes typically pay interest that is tied to an interest rate benchmark such as the London Interbank Offered Rate (LIBOR) plus or minus a fixed spread. The fixed spread to the interest rate benchmark of a floating rate note is a function of the creditworthiness of the issuer, prevailing interest rates and the time to maturity of the note.

What is a Rate Linked Structured Note?

Structured notes provide investors with a fixed income investment that can be tailored to help meet an investor’s needs, views, and objectives. Structured notes are often subject to early redemption and/or have variable coupons. To compensate investors for uncertain coupons and the possibility of early redemption, structured notes generally provide investors with the opportunity to earn a relatively higher return than comparable fixed or floating rate notes that do not contain these features. The main features that are common in structured notes include a combination of (a) call or early redemption option, (b) coupon contingency and (c) exposure to a reference rate(s). These features are described in detail below.

Call Options:

A call feature gives the issuer the right to redeem the notes before the final maturity date at a predetermined price on a specified date(s). If a note is redeemed, note holders are paid a pre-specified redemption value which is typically par value plus any accrued and unpaid interest.

Most callable notes generally have a lockout or a no-call period during which the notes cannot be redeemed. The three most common types of call options are European, Bermudan and American.

After the lock-out period expires, Bermudan options can be exercised on multiple pre-determined dates, American options can be exercised at any time, and European options can be exercised only on one pre-determined date.

Call options expose the investor to reinvestment risk. This means that if a note is called in a lower interest rate environment, the investor may not be able to reinvest the proceeds of the called note in a security that offers a comparable return on investment. To compensate investors for this risk,

callable notes typically offer higher coupon yields than comparable non-callable notes.

INTEREST RATE LINKED STRUCTURED NOTES

Coupon Contingencies:

The payment of a structured note coupon is often contingent upon certain pre-defined criteria being met. Typically, payments on interest-rate structured notes are contingent upon the movements of a reference rate such as LIBOR or a CMS Rate. The structured note may require that specified conditions be met only once or it may require that they be met or maintained daily,

monthly, etc.

Generally, if a structured note’s conditions are satisfied, the specified coupon will be paid in full. However, if the conditions are not met, the investor may receive only a partial coupon or no coupon at all. To compensate investors for the possibility of receiving no coupon or a partial coupon, structured notes typically offer the possibility of higher coupons than fixed and floating rate notes with comparable maturities and credit ratings.

Reference Rates:

Interest and principal payments of structured notes are often linked to the performance of a pre-specified reference rate. Some of the common reference rates include the Consumer Price

Index (CPI), Constant Maturity Swap Rate (CMS), and London Interbank Offered Rate (LIBOR).

Reference rates can be linked to one or a combination of benchmarks, including the spread between two rates. Coupon payments linked to the performance of reference rates are typically floored at zero (meaning the minimum coupon is zero). By linking payments to the performance of reference rates, structured notes provide investors with an opportunity to express a view on interest rates or other aspects of the economy. Notes linked to the performance of a reference rate(s) have uncertain coupons and/or principal payments. To compensate investors for this uncertainty and the potential for zero or below market returns, reference-rate-linked notes provide investors with the chance to earn a higher return compared to fixed or floating rate notes.

INTEREST RATE LINKED STRUCTURED NOTES

Why Invest in Structured Notes?

Structured notes can be tailored to meet the needs and objectives of a diverse base of investors.

Structured notes may be used by investors to hedge risks and/or enhance yield.

Hedging Risks:

Interest rate movements may impact an investor positively or negatively depending on the investor’s exposure to interest rates. For example, an investor holding a standard floating rate asset (i.e., bond or other security) will be impacted negatively if interest rates fall. Alternatively, an investor with a floating rate liability (i.e., mortgage or other loan) will benefit if interest rates fall.

The flexibility of structured notes provides investors with the opportunity to hedge against their particular interest rate exposure.

Enhancing Yield:

Investors willing to take a definitive view on the direction of interest rates may be able to earn a higher return through an investment in structured notes than an investment in comparable fixed or floating rate notes. Structured notes provide investors with an opportunity to increase yields by expressing a view on interest rate movements and volatility. Due to their flexibility, structured notes can be constructed to express a variety of market views in accordance with an investor’s desired risk/reward profile.

INTEREST RATE LINKED STRUCTURED NOTES

Structured Notes: Hypothetical Examples

Some of the common structured notes are explained below in greater detail. This document is for educational purposes only, and does not constitute investment advice. The examples laid out are intended only to illustrate the hypothetical payouts of various structured notes and are in no way representative of actual pricing.

The hypothetical examples are intended to demonstrate how the coupon is calculated under a variety of scenarios. The results below are based solely on the hypothetical examples cited;

the hypothetical scenarios and coupons have been chosen arbitrarily for the purpose of these examples and are not indicative of future performance or future pricing. The hypothetical rates described below are not associated with Barclays Capital Research forecasts and should not be taken as indicative of the future performance of interest rates generally. Numbers may have been rounded for ease of analysis.

CPI Floater

A CPI floater is a note that accrues interest based on the performance of the

Consumer Price Index (CPI). CPI is an economic indicator measured by the US Bureau of Labor

Statistics. CPI performance is typically measured as the year-over-year percentage change in CPI,

with a three-month look back. For example, a coupon paid in December 2008 would be based on the percentage change in CPI from September 2007 to September 2008. CPI floater coupons are typically a function of CPI performance multiplied by a leverage factor plus a fixed spread, floored at zero, although the coupon formula varies from note to note. CPI floaters are typically non-callable but may be callable. Since CPI is a broad measure of inflation, the payout of a CPI floater increases as inflation increases. Consequently, an investor could buy a CPI floater to hedge against inflation.

Investors should consider specific risk/return considerations before investing in CPI floaters.

One of the primary risks for an investor in a CPI Floater arises from deflation. In the case of the hypothetical example below, the coupon would accrue at 0.00% for each interest period where

CPI YoY is less than -1.25%.

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

INTEREST RATE LINKED STRUCTURED NOTES

Hypothetical Example:

Maturity: 5 years*

Reference Rate: CPI YoY (3-Month look back)

Hypothetical Fixed Spread: 1.50%

Hypothetical Leverage Factor: 1.20

Coupon: Leverage Factor x Reference Rate + Fixed Spread; Min: 0.00%

Coupon Payment: Monthly, 30/360 basis

Hypothetical Coupon Scenarios:

Scenario Detail Scenario 1 Scenario 2 Scenario 3

CPI YoY change -2.00% 2.00% 4.00%

Effective annual coupon: 0.00% 3.90% 6.30%

Coupon payoff Diagram

12.00%

10.00% 8.00%

Coupon Rate 6.00%

4.00%

2.00%

0.00%

Annualized Coupon

-4.00% -2.00% 0.00% 2.00% 4.00% 6.00% 8.00%

CPI YoY (%)

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

INTEREST RATE LINKED STRUCTURED NOTES

Callable Range Accrual Note

Investors in Callable Range Accrual Notes (CRAN) may be able to earn a higher coupon compared to a comparable fixed rate or floating rate note by taking a view on interest rates. The CRAN coupon is contingent upon the performance of a reference rate, typically LIBOR.

The coupon would typically accrue daily at a specified fixed rate for each day that the reference rate remains within a specified range, and accrues at 0.00% if the reference rate is outside the range. Most range accrual notes are issued with a call option.

The coupon on a CRAN would generally be higher than fixed or floating rate notes with comparable maturities. This higher coupon reflects the additional risk associated with the note’s contingency coupon and call option.

Investors should consider specific risk/return considerations before investing in CRANs. One of the primary risks for an investor in a CRAN arises when the reference rate sets outside the specified range. In the case of the hypothetical example set forth below, the coupon would accrue at 0.00%

for each day during the interest period that 6 Month LIBOR sets outside the pre-specified range of

0.00%-7.00%.

Hypothetical Example: 10YNC3M CRAN

Maturity: 10 years*

Hypothetical Reference Rate: 6 Month LIBOR

Hypothetical Coupon: 8.00% per annum, accruing each day the Reference Rate sets within the Range; otherwise accruing at 0.00% per annum

Hypothetical Range: 0.00%–7.00%

Payment: Quarterly, 30/360 basis

Call Option: 3 months after the original issue date and quarterly thereafter

Hypothetical Coupon Scenarios:

Scenario Detail Scenario 1 Scenario 2 Scenario 3

Description

6 Month LIBOR sets

inside the range for

0.0% of the days in

the coupon period

6 Month LIBOR sets

inside the range for

75.0% of the days in

the coupon period

6 Month LIBOR sets

inside the range for

100.00% of the days

in the coupon period

Effective annual coupon 0.00% 6.00%

8.00%

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

INTEREST RATE LINKED STRUCTURED NOTES

Scenario 1

10.00% 9.00%

by 8.00% taking a view on interest

7.00%

specified Rate 6.00% fixed rate for each day that the 5.00% at 0.00% if the reference rate is outside

Interest 4.00% 3.00%

2.00% 6m LIBOR Barrier

than 1.00% fixed rate or floating notes with coupon Days where is accrued no

0.00% the 1 11 additional 21 31 41 51 risk 61 71 associated 81 with the

Time: Day in Coupon Period

Scenario 2 considerations before investing in CRANs. when 9.00% the reference rate sets outside the

8.00%

Month 7.00% LIBOR sets outside the pre-specified

Rate 6.00% 5.00% Interest 4.00%

3.00% 6m LIBOR 2.00% Barrier 1.00% Days coupon where is accrued no 0.00%

1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period

Scenario 3

8.00% 7.00% 6.00% Rate 5.00% Interest 4.00% 3.00%

2.00% 6m LIBOR Barrier 1.00% coupon Days where is accrued no 0.00%

1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

less, and possibly significantly less, than the amount invested if

INTEREST RATE LINKED STRUCTURED NOTES

Non-Inversion Note

A NON-INVERSION NOTE (NIN) is designed to provide investors with an opportunity to earn a relatively higher coupon compared to a on the shape of a particular segment of the the risks created by the note’s callable and contingency features. Coupon payments on a NIN are contingent upon the shape of a chosen segment of the Yield Curve. In the case of a NIN, an investor takes the view that the specified The coupon on a typical NIN accrues daily at (the difference between two reference rates) of the chosen segment of the Yield Curve remains above 0.00% (segment is steep) and accrues at 0.00% if the spread is negative (segment is inverted) or equal to zero. Most NINs are

Investors should consider specific risk/return of the primary risks for an investor in a NIN arises when the spread (the difference between two reference rates) is less than zero, hypothetical example set forth below, the coupon would accrue at 0.0% for each day that 2yr CMS sets higher than 10yr CMS.

Hypothetical Example: 10yNC6m NIN

Maturity: 10 years*

Reference Rates: 10yr CMS and 2yr CMS Spread: 10yr CMS–2yr CMS

Hypothetical Coupon: 9.00% accruing when the Spread > 0.00; otherwise accruing at 0.00% Payment: Quarterly, 30/360 basis Call Option: 6 months after the original issue date and quarterly thereafter

Hypothetical Coupon Scenarios:

Scenario Detail scenario 1 scenario 2 scenario 3

Spread sets above Spread sets above Spread sets above 0.00 for 0.0% of the 0.00 for 75.0% 0.00 for 100.0%

Description days in the coupon of the days in the of the days in the period coupon period coupon period

Effective annual coupon: 0.00% 6.75% 9.00%

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

INTEREST RATE LINKED STRUCTURED NOTES

Scenario 1

6.00%

fixed or floating rate note by taking a view

5.00%

Rate Curve. This relatively higher coupon

4.00% Interest 3.00%

segment 2.00% 10Y CMS of the curve will specified fixed rate for 2Y CMS each day that the

1.00% Days where no coupon is accrued 0.00% 1 11 21 31 41 51 61 71 81 with a call Time: option. Day in Coupon Period considerations Scenario 2 before investing in NINs. One the 7.00% Yield Curve is inverted. In the case of

6.00%

5.00% Rate 4.00% Interest 3.00%

2.00% 10Y CMS

2Y CMS

1.00% coupon Days where is accrued no 0.00%

1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period

Scenario 3

7.00%

6.00%

5.00% Rate 4.00% Interest 3.00%

10Y CMS 2.00%

2Y CMS

1.00% coupon Days where is accrued no 0.00%

1 11 21 31 41 51 61 71 81 Time: Day in Coupon Period

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

less, and possibly significantly less, than the amount invested if

INTEREST RATE LINKED STRUCTURED NOTES

Leveraged Steepeners

LEVERAGED STEEPENERS PAY COUPONS linked to the steepness/spread of a particular segment of the Yield Curve. Interest payments are equal to a spread (the difference between two reference rates) minus a strike (typically 0.00%) multiplied by a leverage factor. If the spread is lower than the strike, typically no coupon is paid. Leveraged steepeners are often callable and typically have coupons floored at 0.00%. The most common

Constant Maturity Swap Rates.

Leveraged steepeners provide investors with of a specific segment of the yield curve. As increases accordingly above the strike, the coupon of a leveraged steepener increases.

Investors should consider specific risk/return steepeners. One of the primary risks for an investor in a leveraged steepener arises when the spread sets below the strike. In the case of the hypothetical example set forth below, the coupon would accrue at 0.00% for each interest period where 2yr CMS is set above 10yr CMS.

Hypothetical Examples: 10yNC3m

Maturity: 10 years*

Reference Rates: 10 Year Constant Maturity Swap Rate and 2 Year Constant Maturity Swap Rate (10yr CMS and 2yr CMS; set in advance two days prior to start of each interest period) Spread: 10yr CMS – 2yr CMS

Hypothetical Strike: 0.00% Hypothetical Leverage Factor: 8

Hypothetical Coupon: Leverage Factor x (Spread – Strike); Min: 0.00% Payment: Quarterly, 30/360 basis

Call Option: 3 months after the original issue date and quarterly thereafter

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

INTEREST RATE LINKED STRUCTURED NOTES

Hypothetical Coupon Scenario:

Scenario Detail scenario 1 scenario 2 scenario 3

10yCmS–2yCmS -0.50% 0.50% 1.00%

Effective annual coupon: 0.00% 4.00% 8.00% rate used is the spread between two

Coupon payoff Diagram opportunity to profit directly from curve steepens and the corresponding spread

20.00%

considerations 16.00% Annualized Coupon before investing in leveraged

Rate 12.00% Coupon 8.00% 4.00%

0.00%

-2.50% -1.50% -0.50% 0.50% 1.50% 2.50% 10YCMS—2YCMS

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

less, and possibly significantly less, than the amount invested if

INTEREST RATE LINKED STRUCTURED NOTES

Callable Capped Floater

A CALLABLE CAPPED FLOATER (CCF) pays interest periodically or at maturity, which is equal to a reference rate plus a fixed spread. distinct ways: CCFs are callable and CCF interest payments cannot exceed some predetermined level (a “coupon cap”). The coupon cap and callable feature limit the possible upside of the note.

If the reference rate plus the fixed spread coupon equal to the coupon cap. To compensate investors for the limited upside, CCFs typically pay a higher fixed spread compared to

An investor could potentially buy a CCF to protect against a rise in interest rates. As the reference rate increases, the coupon of a CCF increases until the coupon cap is reached. Additionally, an investor could buy a CCF to obtain exposure to a point on the Yield Curve. In the hypothetical example below, an investor would have continuous exposure to the 10-year Swap Rate throughout the term of the note.

Investors should consider specific risk/return risks for an investor in a CCF arises when of the hypothetical example below, the coupon would accrue at 1.0% for each coupon quarter where the 10-year Swap Rate is set at 0%.

Hypothetical Example: 10yNC1y CCf

Maturity: 10 years*

Reference Rate: 10 Year Constant Maturity Swap Rate (10yr CMS) (set two days prior to the start of an interest period) Hypothetical Fixed Spread: 1.00% Hypothetical Coupon: Reference Rate + Fixed Spread; Min: 0.0%, Max: 7.0% per annum Payment: Quarterly, Act/360 basis Call Option: 1 year after the original issue date and quarterly thereafter

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

INTEREST RATE LINKED STRUCTURED NOTES

Hypothetical Coupon Scenario:

Scenario Detail scenario 1 scenario 2 scenario 3

CCFs to are different in two

10yCmS 2.0% 4.0% 8.0%

Effective annual coupon: 3.00% 5.00% 7.00% the coupon cap, the investor would rate notes linked to the same reference rate.

Coupon payoff Diagram

8.00% 7.00%

Annualized Coupon

6.00% Rate 5.00% Coupon 4.00%

factors 3.00% before investing in CCFs. One of the reference 2.00% rate sets at or below zero. In the

1.00%

0.00% -4.00% -2.00% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 10YCMS

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

less, and possibly significantly less,

INTEREST RATE LINKED STRUCTURED NOTES

Callable Capped Inverse Floater

A CALLABLE INVERSE FLOATER (CIF) pays a coupon periodically or at maturity which varies inversely with the specified reference rate. interest rates. As the reference rate falls, the coupon of a CIF increases until the coupon cap is reached. Interest payments are equal to a hypothetical example below, the note would the reference rate of 3-Month LIBOR. Typically capped.

Investors should consider specific risk/return risks for an investor in a CIF arises when the hypothetical example set forth below, the note would not pay interest for each interest period where 3-Month LIBOR sets above 9.0%.

Hypothetical Example: 7yNC6m

Maturity: 7 years*

Reference Rate: 3-Month LIBOR (set in advance two days prior to start of each interest period) Hypothetical Fixed Rate: 9.00% Hypothetical Coupon: Fixed Rate – Reference Rate; Min: 0.00%, Max: 9.00% per annum Payment: Quarterly, Act/360 basis Call Option: 6 months after the original issue date and quarterly thereafter

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

INTEREST RATE LINKED STRUCTURED NOTES

Hypothetical Coupon Scenarios:

Scenario Detail scenario 1 scenario 2 scenario 3 investor could buy a CIF to protect against a

3-month LIbOR 1.0% 5.0% 10.0% rate Effective minus annual coupon: the reference 8.00% rate. 4.00% For example, 0.00% a coupon equal to the fixed rate of 9% minus a CIF is callable and its coupons are floored

Coupon payoff Diagram factors before investing in CIFs. One of the reference 10.00% rate sets above the fixed rate. In the

9.00% 8.00%

Annualized Coupon Rate 7.00% 6.00% 5.00% Coupon 4.00% 3.00% 2.00% 1.00% 0.00% -2.00% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 3-Month LIBOR*

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

less, and possibly significantly less, than the amount invested if

INTEREST RATE LINKED STRUCTURED NOTES

Risk Considerations

You should carefully consider, among many things, the “Risk Factors” section in the applicable prospectus, prospectus supplement, pricing supplement and/or free writing prospectus.

market Risk & price volatility:

The market value of interest rate structured notes (“Notes”) may be affected by the volatility of the reference rate(s), the level, value or price of the reference rate(s) at the time of the sale, changes in interest rates, the supply and demand of the Notes and a number of other factors. Movements in the level, value or price of the reference by complex and interrelated political, economic, factors. As a result, it is impossible to predict whether their levels, values or prices will rise or fall during the term of the Notes.

Changes in the levels, values or prices will determine the amount of interest, payments at maturity, or other amounts payable on any such Notes. Therefore these changes may result in a loss of principal or the receipt of little or no interest or other payments on any such Notes. Notes that are linked to reference rates may be unpredictable and volatile, and we cannot guarantee that these changes will be than the amount you initially invested in any such Notes (if sold prior to maturity), may not receive any interest on any such Notes or may experience other losses in connection with your investment in any such Notes.

We expect that the market value of the Notes will be affected by changes in interest rates. Interest rates also may affect the economy and, in turn, the reference rate values, which would affect the market value of the Notes.

The investor should be willing to hold their Notes until maturity. If an investor sells their Notes before maturity, such investor may have to do so at a substantial discount from the issue price, and as a result, such investor may suffer substantial losses. The price, if any, at which an investor will be able to sell their Notes prior to maturity may be substantially less than the amount originally invested in such Notes, depending upon, the level, value of the reference rate at the time of the sale.

Credit of the Issuer:

The Notes, if and when issued, will be senior unsecured debt obligations of Barclays Bank PLC and will not be, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the value of the Notes may be affected by changes in the perceived or actual creditworthiness of Barclays Bank PLC and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

INTEREST RATE LINKED STRUCTURED NOTES

The historical or hypothetical performance of the reference rate:

The historical or hypothetical performance of the reference rates should not be taken as an indication of the future performance of the reference rate. It is impossible to predict whether the level or value of the reference rate will and trends in the reference rates are not occur in the future.

your own evaluation of the merits: rate(s) In connection are unpredictable with any purchase and volatile, of the and Notes, advisors financial, as to the risks involved regulatory, in an investment in the geographic, Notes and to investigate the judicial reference rates and not rely on Barclays’ views in any respect. You should make complete investigation as to the merits of an investment in the Notes.

Liquidity:

There may be little or no secondary market of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, beneficial to you; however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Notes prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Notes to maturity.

Certain built-In Costs:

The original issue price of the Notes includes the agent’s commission and the cost of hedging

Barclays Bank PLC’s obligations under the assuming no change in market conditions or any other relevant factor, the price, if any, at which

Barclays Capital Inc. and other affiliates you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you.

Potential Conflicts of Interests:

The calculation agent will make determinations and judgments in connection with valuing the reference rates and calculating adjustments to the dates, prices, or any other affected variable when the reference rates are changed or could serve as the calculation agent, calculation agent performing its role as calculation agent.

INTEREST RATE LINKED STRUCTURED NOTES

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of

Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through

Barclays Wealth, we strongly urge you to seek assess the merits of such investment.

Earn Success with Barclays Capital

Barclays Capital’s Structured Products team is dedicated to providing a suite of tailored and innovative solutions to a wide range of returns that benefit and make sense for our

• All Asset Classes and Structures Under One RoofSM

•Packaging even the most complex ideas into

• Commitment to our clients: client service is the foundation for our success

INTEREST RATE LINKED STRUCTURED NOTES

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved.

This document has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), for information purposes only and without regard to the only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays.

Any offer or sale of a specific issuance of notes will which would include which more complete may descriptions be of the risks adverse associated with such to notes.

Investors such should clients. carefully read the detailed explanations of risks related to such notes, together with other information, that would be contained in the relevant pricing supplement or free writing prospectus, including but not limited to information concerning the tax treatment of the investment, before investing in such warrants. Furthermore, you should read this document together with the prospectus and the prospectus supplement, which Barclays Bank PLC has independent with respect to warrants, as described financial below. You should carefully and consider, investment among other things, the matters advice set forth in “Risk to Factors” in the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in any warrants issued by Barclays Bank PLC.

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The assurances are given with respect thereto.

professionals. We provide opportunities for

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. We Such deliver risks include, without practical limitation, risk of adverseor solutions, unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference asset, entity or index and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other in these and materials. Please efficient review the prospectus, prospectus publicly supplement and registered any relevant free writing prospectus products or pricing supplement relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax

Please be advised that any discussion of U.S. tax matters contained herein (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Barclays Bank PLC has filed a registration statement free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, and other documents information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank

PLC has filed for free by visiting access the prospectus and prospectus supplement through the links above.

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019. “Barclays”, “Barclays Capital”, “SuperTrackSM” and “All Asset Classes and Structures Under One Roof SM” are servicemarks or trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

Barclays Capital – the investment banking division of Registered in England 1026167. Registered Office: 1 member of the London Stock Exchange.

© 2009, Barclays Bank PLC (All rights reserved).

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FOR MORE INFORMATION please contact us at:

Phone: 212 412 2233

email: ratesstructuringamer@barcap.com

or visit us at Barx-is.com.